EXHIBIT 99.1

STEELCASE INC. APPOINTS JIM KEANE AS CHIEF OPERATING OFFICER

Keane brings robust company background to new global leadership role at Steelcase

GRAND RAPIDS, Mich. – October 30, 2012 – Steelcase Inc. (NYSE:SCS), the global leader in the office furniture industry, today announced the appointment of Jim Keane as chief operating officer. Keane brings his most recent experience as president of the Steelcase Group in the Americas, Europe, Middle East and Africa, as well as earlier company roles as chief financial officer and the head of research and development to his new role.

“The global business environment is changing at a rapid pace,” said James P. Hackett, chief executive officer of Steelcase Inc. “It’s crucial that Steelcase accelerate the implementation of its current strategic plan, while also staying ahead of the trends that are shaping the future state of our business. With Jim in this expanded role, I am confident that Steelcase will continue to serve the world’s leading organizations, to help them use space as leverage for their own success, and to remain at the forefront of what’s next in the world of business.”

As chief operating officer, Keane will be responsible for the design, engineering, development, manufacturing, sales and distribution of the company’s brands in the nearly 160 countries where Steelcase does business. Steelcase brands offer a variety of products and services for corporate, healthcare and education organizations, with the goal of creating great experiences wherever work happens.

“I’ve had the pleasure of working with Jim Hackett for 15 years, and I’m honored to take a role that allows Jim to devote more of his time to envisioning our future direction,” said Keane. “Throughout its 100-year history, Steelcase has maintained the unwavering ability to stay focused on both the present and on the horizon. We want to continue to ride our current momentum as we anticipate what’s next in the world of work.”

Prior to joining Steelcase, Keane was a consultant with McKinsey and Company for five years and held positions with Peat Marwick Mitchell and Co. and Motorola Inc.

Keane earned a bachelor of science degree in accountancy from the University of Illinois, and a master's in management degree from the Kellogg Graduate School of Management at Northwestern University.

About Steelcase Inc.
For 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations – wherever work happens. Steelcase and our family of brands – including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® – offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 650 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2012 revenue of $2.75 billion.

Contact:
Lauren Begley
212-931-6143
lbegley@peppercom.com